Exhibit 99.1

Investors and Reporters Contact:

Matt Pettoni

VP & Treasurer

770-418-8219

ir@asburyauto.com

Asbury Automotive Group, Inc. Announces Closing of Offering of $400.0 million of 6.0% Senior Subordinated Notes due 2024 and Amendment of Senior Secured Credit Facility

•	Consent Payment Deadline Pursuant to its Tender Offer for its Outstanding 8.375% Notes due 2020 Has Expired

•	Remaining 2020 Notes Called for Redemption

Duluth, Ga., December 4, 2014 — Asbury Automotive Group, Inc. (NYSE:ABG) (the “Company”), one of the largest automotive retailers in the U.S., announced today that it has closed its previously announced offering of $400.0 million aggregate principal amount of 6.0% senior subordinated notes due 2024 (the “2024 Notes”).

The Company also announced that, on December 4, 2014, it entered into an amendment to its senior secured credit facility. This amendment revises the covenant restricting the Company’s ability to make certain restricted payments, including payments to repurchase additional shares of its common stock, among other things, to generally be consistent with the covenant governing such payments as contained in the indenture governing the 2024 Notes, as previously disclosed by the Company.

The Company also announced that at 5:00 p.m., New York City time, on December 3, 2014, the consent payment deadline (the “Consent Payment Deadline”) under its previously announced tender offer and consent solicitation (the “Tender Offer”) for any and all of its outstanding 8.375% Senior Subordinated Notes due 2020 (the “2020 Notes”) had expired. The Tender Offer is scheduled to expire at 8:00 a.m., New York City time, on December 18, 2014, unless extended by the Company (the “Expiration Date”). Any 2020 Notes validly tendered, and not withdrawn, after the Consent Payment Deadline but before the Expiration Date will be entitled to receive the Tender Offer Consideration but not the Consent Payment (each as defined in the Company’s Offer to Purchase and Consent Solicitation Statement dated November 19, 2014).

On December 4, 2014, the Company accepted for payment, and paid for, all 2020 Notes validly tendered and not validly withdrawn prior to the Consent Payment Deadline, consisting of $234,199,000 in aggregate principal amount (representing approximately 78.1%) of outstanding 2020 Notes. In connection with the Tender Offer, the Company received the requisite consents to amend, and entered into an amendment to, the indenture governing the 2020 Notes.

After paying for all 2020 Notes validly tendered and not validly withdrawn prior to the Consent Payment Deadline, there remain outstanding $65,801,000 in aggregate principal amount of 2020 Notes.

The Company also announced that it will redeem all 2020 Notes that remain outstanding, after completion of the Tender Offer, on December 26, 2014 (the “Redemption Date”) at a redemption price equal to 100% of the principal amount plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest to, but excluding, the Redemption Date. The “Applicable Premium” with respect to the 2020 Notes means the greater of (i) 1.0% of the principal amount of the 2020 Notes and (ii) the excess of (A) the present value at the Redemption Date of (1) 104.188% of the principal amount of the 2020 Notes plus (2) all required payments due on the 2020 Notes through November 15, 2015 (excluding accrued but unpaid interest), computed, in both cases, using a discount rate equal to the Treasury Rate (as defined) plus 50 basis points, over, (B) the principal amount of the 2020 Notes. A notice of redemption is being distributed to holders of the 2020 Notes on December 4, 2014.

The Company used a portion of the net proceeds from the offering of the 2024 Notes to repurchase the 2020 Notes validly tendered and not validly withdrawn in the Tender Offer prior to the Consent Payment Deadline, and to pay related expenses. The Company intends to use a portion of the remaining net proceeds to repurchase any remaining 2020 Notes that are validly tendered in the Tender Offer prior to the Expiration Date, to redeem any outstanding 2020 Notes that are not tendered in the Tender Offer and to pay related expenses. Any remaining proceeds would be used for general corporate purposes, which may include, among other things, share repurchases and acquisitions.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the 2020 Notes, the 2024 Notes or any other securities, and shall not constitute an offer, solicitation or sale of any 2020 Notes, 2024 Notes or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc., a Fortune 500 company headquartered in Georgia, is one of the largest automotive retailers in the United States. Asbury operates 81 dealerships, encompassing 102 franchises for the sale and servicing of 29 domestic and foreign brands of vehicles. Asbury also operates 24 collision repair centers and three stand-alone used vehicle stores. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to the Tender Offer, the redemption of the 2020 Notes and the expected use of the remaining proceeds from the issuance of the 2024 Notes. These statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, the Company’s ability to complete the Tender Offer, the redemption of the 2020 Notes, market factors and conditions, the Company’s relationships with, and the financial and operational stability of, vehicle manufacturers and other suppliers, acts of God or other incidents which may adversely impact supply from vehicle manufacturers and/or present retail sales challenges, risks associated with the Company’s indebtedness (including available borrowing capacity, compliance with its financial covenants and ability to refinance or repay such indebtedness), the Company’s relationships with, and the financial stability of, its lenders and lessors, risks related to competition in the automotive retail and service industries, general economic conditions both nationally and locally, governmental regulations, legislation, adverse results in litigation and other proceedings, and the Company’s ability to execute its IT initiatives and other operational strategies, the Company’s ability to leverage gains from its dealership portfolio, the Company’s ability to capitalize on opportunities to repurchase its debt and equity securities or purchase properties that it currently leases, and the Company’s ability to stay within its targeted range for capital expenditures. There can be no guarantees that the Company’s plans for future operations will be successfully implemented or that they will prove to be commercially successful.

These and other risk factors that could cause actual results to differ materially from those expressed or implied in the Company’s forward-looking statements are and will be discussed in the Company’s filings with the Securities and Exchange Commission from time to time, including its most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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